Exhibit 4.11

FOURTH SUPPLEMENTAL INDENTURE

Fourth Supplemental Indenture (this “Supplemental Indenture”) dated as of February 25, 2020, among Sibanye Gold Limited (the “Additional Guarantor”), a public company duly registered and incorporated under the laws of South Africa, Stillwater Mining Company (the “Issuer”) and The Bank of New York Mellon, London Branch, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture dated as of June 27, 2017, as amended and supplemented by the First Supplemental Indenture, dated as of January 23, 2019, the Second Supplemental Indenture, dated as of January 8, 2020 and the Third Supplemental Indenture, dated as of February 25, 2020 (as so amended and supplemented, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of the Issuer’s 6.125% Senior Notes due 2022 (the “2022 Notes”) and 7.125% Senior Notes due 2025 (the “2025 Notes” and, together with the 2022 Notes, the “Notes”);

WHEREAS, pursuant to the Third Supplemental Indenture dated as of February 25, 2020 among the Issuer, the Additional Guarantor, as the Company, the Guarantors and Sibanye Stillwater Limited (“New Holdco”) and as provided in the definition of “Permitted Reorganization” contained in Section 1.01 of the Indenture, New Holdco assumed the obligations of the Additional Guarantor, as the Company, under the Indenture and the Notes;

WHEREAS, the Indenture provides that under certain circumstances the Additional Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Additional Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth under the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture and the definition of “Permitted Reorganization” contained in Section 1.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Issuer has requested and hereby requests that the Trustee join with the Issuer and the Additional Guarantor in the execution and delivery of this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Additional Guarantor. The Additional Guarantor hereby agrees to be a party under the Indenture as a Guarantor and as such to be bound by the terms of the Indenture applicable to Guarantors, including Article X thereof, and irrevocably and unconditionally guarantees on a joint and several basis the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the Indenture.

3.            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.          Waiver of Jury Trial. EACH OF THE ISSUER, THE ADDITIONAL GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

6.            Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.           The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the recitals or statements contained herein, all of which recitals and statements are made solely by the Additional Guarantor and the Issuer, and the Trustee assumes no responsibility for their correctness.

8.           Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall by bound hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

STILLWATER MINING COMPANY

By:	/s/ Charl Keyter
Name: Charl Keyter
Title: Director

SIBANYE GOLD LIMITED

By:	/s/ Charl Keyter
Name: Charl Keyter
Title: Director

[Signature Page to Stillwater - Sibanye Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, LONDON BRANCH,
as Trustee

By:	/s/ Thomas Vanson
Name: Thomas Vanson
Title: Authorised Signatory

[Signature Page to Stillwater - Sibanye Fourth Supplemental Indenture]